Issuer Free Writing Prospectus dated July 25, 2019
Filed Pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus dated July 25, 2019
Registration Statement No. 333-232276

OBALON THERAPEUTICS, INC.

This free writing prospectus relates to, and should be read together with, the preliminary prospectus dated July 25, 2019 (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-232276) (the “Registration Statement”) relating to a public offering of the common stock, and pre-funded warrants to purchase common stock, of Obalon Therapeutics, Inc. (the “Company”).

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by email at prospectus@alliancecg.com.



OBALON THERAPEUTICS, INC.
(NASDAQ: OBLN)

The first and only *swallowable, gas-filled* intragastric balloon for weight loss

OBALON

July 2019

Forward-Looking Statements and Where to Find More Information

Except for statements of historical fact, information contained in this presentation may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current views of Obalon Therapeutics, Inc. (the "Company") about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or the Company's actual activities or results to differ significantly from those expressed in any forward-looking statement. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "plan," "expect," "estimate," "anticipate," "intend," "goal," "strategy," "believe" and similar expressions and variations thereof. Forward-looking statements include statements regarding the Company's market position, strategy and plans, commercialization efforts, regulatory approval and expectations for future operations. These forward-looking statements, including its commercialization, R&D product pipeline and financial strategies, are subject to a number of risks, uncertainties and assumptions, including the Company's ability to achieve or sustain profitability; the Company's ability to predict its future prospects and forecast its financial performance and growth; the rate at which company-owned or managed Obalon branded retail stores are established; the rate at which patients adopt and use the Company's balloon system; the effect of adverse events or other negative developments involving other companies' intragastric balloons or other obesity treatments; the Company's ability to educate physicians on safe and proper use of the Obalon balloon system; the rate at which patients may experience serious adverse device events as the result of the misuse or malfunction of, or design flaws in, the Company's products; the Company's ability to obtain FDA approval or other regulatory approvals for its future products and product improvements; the Company's ability to raise capital to sustain and grow the business; and the Company's ability to adequately protect its proprietary technology and maintain its issued patents. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Obalon Therapeutics' business in general, please refer to Obalon Therapeutics' filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this presentation, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Certain information contained in this presentation may be derived from information provided by industry sources. The Company believes such information is accurate and that the sources from which it has been obtained are reliable. However, the Company cannot guarantee the accuracy of, and has not independently verified, such information.

The Company has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (SEC) for the offering for which this communication relates. Before you invest, you should read the preliminary prospectus contained in the Company's registration statement and other documents we have filed with the SEC for more complete information about us and this offering. The preliminary prospectus and the registration statement may be accessed through the SEC's website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it through A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022, by telephone at 212-624-2060 or by email at prospectus@alliancecg.com.

Offering Summary

Issuer	Obalon Therapeutics, Inc.
Exchange: Ticker	NASDAQ: OLBN
Offering Size	$15,000,000
Over-Allotment Option	15% (100% Primary)
Offering Details	Common Stock & Pre-Funded Warrants
Use of Proceeds	To launch our transition to Company-owned or managed Obalon-branded retail centers and for general corporate purposes
Lock-Up	90 Days
Sole Book-runner	A.G.P. / Alliance Global Partners

Investment Highlights:
First and Only Swallowable, Gas-Filled Intragastric Balloon System

- Very large potential market opportunity
  - Greater than 1.9 billion adults worldwide are overweight or obese
  - 32M adults in the U.S. interested in Non-Surgical weight-loss treatment
- FDA-approved, patented, proprietary technology
  - 53 patents issued world-wide
  - 79 patents pending world-wide
- High levels of patient interest
  - 14M people in U.S. seeking more information about treatment
  - 11M people in U.S. are interested in paying for Obalon Balloon Treatment
- Strategy to grow Obalon Balloon System revenues and achieve profitability

Experienced Leadership

Bill Plovanic, President and CFO Bill joined Obalon in March 2016 as CFO and was appointed as President in May 2019. He has over 20 years experience in the financial markets as an equity research analyst covering healthcare companies with Canaccord Genuity Group Inc. from 2007 to 2016 and First Albany Capital Inc. from 2001 to 2007. Mr. Plovanic holds a B.S. from Bradley University and is a CFA Charterholder.

Bob MacDonald, Chief Retail Officer Bob joined Obalon in May 2019. Bob has over 30 years experience with a significant focus on consumer retail. Most recently, he served as Vice President of Growth for Sono Bello, a cosmetic surgery company from December 2016 to January 2019, where he was responsible for real estate, construction, staffing, operational ramp-up for new clinics and the launch and testing of new products and services, including the Obalon balloon system. Prior to Sono Bello, Bob worked for Staples from 2004 to 2011 and McDonald's from 1994 to 2004. Mr. MacDonald holds a B.A. degree in Economics from the University of Notre Dame and an M.B.A. from Harvard Business School.

Mark Brister, Chief Technology Officer Mark joined Obalon in June 2006 as employee #2 and is responsible for leading development of the Obalon Balloon System. He has extensive experience in medical devices and has served as Vice President of Research and Development at several medical technology companies including DexCom from 2003 to 2008, and Medtronic from 1999 to 2003, and a Vice President at Arterial Vascular Engineering from 1993 to 1999.

Amy VandenBerg, Chief Clinical, Quality Assurance and Regulatory Affairs Officer Amy joined Obalon in 2008 and has more than 20 years experience with a focus on medical device quality systems, clinical affairs as well as domestic and international regulatory affairs. She has held positions of increasing leadership at other medical device companies, including DexCom and Cygnus, Inc. Ms. VandenBerg holds a B.S. from St. Mary's College of California.

Nooshin Hussainy, Vice President Finance Nooshin joined Obalon in December 2011. She has extensive financial experience having served as Corporate Controller for several companies including GenMark Diagnostics, Inc. from April 2010 to September 2011, ACTIVE Network, LLC from 2008 to 2010, DexCom from 2003 to 2008 and Entropia, Inc. from 2001 to 2003. Ms. Hussainy holds a B.A. from National University.

Market Overview
Obesity is one of the largest causes of chronic diseases globally

- Greater than 1.9 billion adults worldwide are overweight or obese
- More than 650 million adults worldwide are obese
- Incidence has nearly tripled since 1975
- Major risk factor for cardiovascular disease, diabetes, cancers & musculoskeletal disease

Obesity Is **Preventable** and **Reversible**

Source: World Health Organization (WHO) statistics 2016

Obalon aims to fill the large treatment gap between failure of diet & exercise and costly, permanent surgery

Diet & Exercise		Treatment Gap	Surgery
<24	25 - 29 Overweight	30 - 40 Obese	40+ Morbidly Obese
BMI Range			

- **Diet and exercise alone has not been sufficient to prevent the growth of obesity**
- **Penetration of surgical options is small and generally only for the morbidly obese (BMI 40+)**

Market Overview
Obesity is one of the largest causes of chronic diseases in the U.S.

Over 160 Million Adults Overweight & Obese in the U.S. (Age 20+)


Millions
80
70
60
50
40
30
20
10
0
74.9
69.2
17.6
25-29
30-39
≥40
BMI Range

Source: National Center for Health Statistics
2013 – 2014 National Health and Nutrition Examination Survey

Projected US Market Interest & Opportunity: 32M Adults Interested in Non-Surgical Weight & 11M Interested In Paying For Obalon Balloon Treatment


321.0M
U.S. Population[1]
224.7M (70%)
Target Ages 18-75[1]
179.8M (80%)
Household Income ≥30K USD[1]
59.9M (33%)
BMI Target 30-40[2]
46.2M (77%)
Interested in weight loss[3]
32.3M (70%)
Open to non-surgical procedure[3]
14.6M (45%)
Seek out additional information[3]
11.0M (34%)
Interest in receiving treatment[3]

[1] Population, Age and Income Data from online estimates; Income sourced from screener data, median income levels, and internal data. Includes self reported BMI of 28 and 29 (to allow for bias in self-reported data)
[2] Funnels computed using cascading base methodology
[3] Data based on survey we commissioned of 3,000 people in the third quarter of 2016, excludes self reported BMI below 16 and above 50, weight over 400lbs, height below 4 feet and height above 7 feet

The components of the Obalon system:
Designed for reliability, ease of use and convenience



Swallowable Balloon Capsule

- ~10 minutes with no anesthesia or sedation



Obalon® Navigation System™

- X-ray free imaging for placement



Obalon® Touch™ Inflation Dispenser

- Simple, reliable inflation



Gas-Filled Balloon

- Light, buoyant and durable
- Well-tolerated & strong safety profile

How it Works

1

The patient swallows a capsule attached to a micro-catheter. No sedation or anesthesia required.



2

The balloon capsule is dynamically tracked to ensure placement in the stomach using the Obalon Navigation System.



3

The balloon is inflated with gas using the Obalon Touch™ inflation dispenser.
The Micro-catheter is removed, leaving the inflated balloon behind.



Designed for Patient Comfort

4

3 balloons placed during first 3 months stimulate progressive weight loss and minimize side-effects.



5

During the 6-month therapy, patients follow a moderate-intensity weight loss and behavior modification program.



6

After 6-month treatment period, all balloons are removed in a short endoscopic procedure under light conscious sedation using standard endoscopy tools.



OBALON

Commercial Experience

Key Market Drivers:

- 2+ years of commercial experience in the U.S. market
- >$14 million of U.S. revenue since launch in 2017
- Published commercial registry data demonstrates safety and efficacy in over 1,300 patients at 108 treatment sites
- High patient interest validated
- Retail medicine channel emerged organically and demonstrated strong initial results
- Physician focus is key contributor to market access

U.S. Commercial History



- U.S. Launch – January 2017
  - Direct field force in 10 territories
  - Three target specialties: bariatric surgeons, gastroenterologists and aesthetic plastic surgeons
- Retail medicine channel emerged organically and demonstrated strong initial results
- 4Q18 New Product Launch & Peer-Review Publication
  - Navigation System addresses largest barrier to physician adoption – the need for x-ray on placement
  - Commercial data published on proven safety with significant & meaningful average weight loss of 21.3lbs (top quartile average 38.2lbs)



U.S. Commercial Registry[1]







Largest Database of Non-Surgical Weight Loss Device Therapy

- Voluntary registry sponsored by Obalon during first year of commercialization

1,343 Patients

- Data consecutively entered and analyzed – no selective sub-setting

108 U.S. Clinics

- Includes all specialties and experience levels

[1] Moore et al. "Clinical Safety and Effectiveness of a Swallowable Gas-filled Intragastric Balloon System for Weight Loss: Consecutively Treated Patients in the Initial Year of US Commercialization." Surgery for Obesity and Related Diseases. February 20, 2019;19:19

U.S. Commercial Registry Data* Demonstrates Safety and Effectiveness

>3/4

Of patients experienced clinically meaningful weight loss

>21lbs

Average weight loss of patients treated with the Obalon Balloon System

>38lbs

Average weight loss of top quartile of patients treated with the Obalon Balloon System

14.2%

Non-serious Adverse Device Events

0.15%

Serious Adverse Device Events (n=2/1343)

*Moore et al. "Clinical Safety and Effectiveness of a Swallowable Gas-filled Intragastric Balloon System for Weight Loss: Consecutively Treated Patients in the Initial Year of US Commercialization." Surgery for Obesity and Related Diseases. February 20, 2019;19:19

All Patients with BMI > 25 kg/m^2

Key Commercial Successes:
High Patient Interest With Modest Direct-To-Consumer (DTC) Spend


INTEREST CREATION
TAKING ACTION
TREATMENT RESEARCH
FINDING A DOCTOR
DOCTOR RESEARCH
REPUTATION
LEADS
SALE
TREATMENT

	2017*	2018*	Y/Y Growth
SOCIAL ENGAGEMENTS			
Ad Views	45M+	49M+	9%
Video Views	5M+	6M+	20%
WEB			
Unique Visits	1.0M+	1.7M	55%+
Find-A-Doc Searches	400K+	580K+	45%
LEADS			
Obalon-Generated	46K+	71K	50%+

*Reflects results prior to significant reduction in marketing spend in 2019.

Converting Patient Interest to Treatment:
Infrastructure already in place with Obalon Ambassador Center

- Call center that provides concierge service that converts patient interest to booked physician appointment
  - Provide non-medical information to patient in preparation for meeting with physician
  - Facilitate reminder contact for physician consultative appointment; i.e. call, email or text
  - Follow-up contact to answer further questions



Examples of Success
Site Engagement Key Contributor to Patient Treatment Volume

Bariatric Account: Q1-19 Results
Multiple sites (three primary treatment sites)

Patients Treated	Estimated Patient Price	Q1-19 Estimated Practice Revenue	Annualized Practice Revenue
80+	$6,000	~$500,000	~$2,000,000

Aesthetic Account: Q1-18 Results
Multiple sites (all three treating)

Patients Treated	Estimated Patient Price	Q1-18 Estimated Practice Revenue	Annualized Practice Revenue
130+	$7,500	~$1,000,000	~$4,000,000

Examples of Success
Site Engagement Key Contributor to Patient Treatment Volume

Key Inputs from Commercial Experience Selling to Physicians



- Bariatric surgeons with focus can drive meaningful commercial sales
- Retail medicine channel proved cash-pay aesthetic approach can drive strong results
- However, neither of the above groups made Obalon their first priority
- Direct sales force not necessary to drive growth in these accounts

Retail Store Business Model



- Singular focus on Obalon treatment for weight loss
- Standardize patient experience from awareness through treatment
- Harvest significant patient interest and proven cash-pay aesthetic approach
- Reduce costs with fewer selling resources and need for physician mark-up
- Increased pricing flexibility and potential for profitability

Company-Owned or Managed Retail Store

- Company-owned / managed
- ~2,000 square foot space in medical office buildings intended
- Potential staffing includes:
  - Physician
  - Nurse/medical assistant
  - Registered dietician
  - Sales professional
  - Office manager
- Propose complete end-to-end treatment regimen including:
  - Initial evaluation / goal setting
  - Balloon placement
  - Nutritional counseling sessions
  - Balloon removal





Store Strategy:
Potential Value Drivers



- Patient Treatment Volume
- Pricing
- Acquisition cost
- Store Start Up Costs
- Fixed Store Costs
- Number of Sites in U.S.

Capitalization Table

Capitalization Table (As of June 30, 2019)	# of Shares	WAEP	$ Value	% of Fully Diluted
Common Shares Outstanding (Directors & Officers)	178,423			4.5%
Common Shares Outstanding (Affiliated Investors)	1,012,361			25.4%
Common Shares Outstanding (Other)	2,367,497			59.4%
Warrants	0			0.0%
Stock Options	419,708	$49.81	$20,905,655	10.5%
Restricted Stock Units	8,696			0.2%
Fully Diluted Shares Outstanding	3,986,685			100%

*Split Adjusted 10:1

Investment Highlights:
First and Only Swallowable, Gas-Filled Intragastric Balloon System

- Very large potential market opportunity
  - Greater than 1.9 billion adults worldwide are overweight or obese
  - 32M adults in the U.S. interested in Non-Surgical weight-loss treatment
- FDA-approved, patented, proprietary technology
  - 53 patents issued world-wide
  - 79 patents pending world-wide
- High levels of patient interest
  - 14M people in U.S. seeking more information about treatment
  - 11M people in U.S. are interested in paying for Obalon Balloon Treatment
- Strategy to grow Obalon Balloon System revenues and achieve profitability

OBALON THERAPEUTICS, INC.
(NASDAQ: OBLN)

The first and only *swallowable, gas-filled* intragastric balloon for weight loss

OBALON